Exhibit 3.75

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:00 AM 04/29/1999 991168806 — 2945832
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VOYAGER HOLDINGS, INC.
     Voyager Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of Voyager Holdings, Inc. (the “Board of Directors”), adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of said Corporation:
     RESOLVED: that the Certificate of Incorporation of Voyager Holdings, Inc. be amended by changing the Article I thereof so that, as amended, said Article shall be read as follows:
          “The name of the Corporation is Voyager.net, Inc.”
     SECOND: That in lieu of a meeting and vote of the stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Michael K. Harrington, its Assistant Secretary, this 26th day of April, 1999, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated therein arc true.

Voyager Holdings, Inc.
/s/ Michael K. Harrington
By: Michael K. Harrington
Title:	Assistant Secretary